Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Files No. 33-75622, 33-78537 and 333-83237) of Albemarle Corporation of our report dated January 24, 2003, except for Note 1, paragraph 5, as to which the date is May 8, 2003, relating to the financial statements, which appears in this Form 10-K/A.

PricewaterhouseCoopers LLP

Richmond, Virginia

May 12, 2003